Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-238119 and 333-239250

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED JUNE 18, 2020)

34,285,714 Units consisting of

Common Shares or Pre-Funded Warrants to Purchase Common Shares

and

Class A Warrants to Purchase Common Shares

This is a supplement (“Prospectus Supplement”) to the prospectus, dated June 18, 2020 (“Prospectus”) of Globus Maritime Limited (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-238119 and 333-239250), as amended or supplemented from time to time.

On July 27, 2020, the Company filed a Current Report on Form 6-K (the “Form 6-K”) with the U.S. Securities and Exchange Commission (the “Commission”) as set forth below.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 27, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR
15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2020

Commission File Number: 001-34985

Globus Maritime Limited
(Translation of registrant’s name into English)

128 Vouliagmenis Avenue, 3rd Floor, Glyfada, Attica, Greece, 166 74
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F     ☒          Form 40-F     ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On July 27 2020, Globus Maritime Limited, a Marshall Islands corporation (“we”, “us”, “our”, or the “Company”), entered into a stock purchase agreement and issued 25,000 of our Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable by the Company to Goldenmare Limited pursuant to a consultancy agreement. We also amended the terms of the Series B preferred shares to have a maximum voting right not to exceed 49.99% of the total number of votes eligible to be cast on any matter, from 49.0%.

The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

The Series B preferred shares currently have the following characteristics:

Voting.  To the fullest extent permitted by law, each Series B preferred share entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to Series B preferred shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B preferred shares, common shares or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. To the fullest extent permitted by law, the holders of Series B preferred shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders.

Conversion. The Series B preferred shares are not convertible into common shares or any other security.

Redemption.  The Series B preferred shares are not redeemable.

Dividends. The Series B preferred shares have no dividend rights.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the Series B preferred shares are entitled to receive a payment with priority over the common shareholders equal to the par value of $0.001 per share. The Series B preferred shareholder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Transferability. All issued and outstanding Series B preferred shares must be held of record by one holder, and the Series B preferred shares shall not be transferred without the prior approval of our Board of Directors.

Proportional Adjustment. In the event the Company (i) declares any dividend on its common shares, payable in common shares, (ii) subdivides the outstanding common shares or (iii) combines the outstanding common shares into a smaller number of shares, there shall be a proportional adjustment to the number of outstanding Series B preferred shares.

Risk Factors

The following should be read in conjunction with the risk factors previously disclosed in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019.

The superior voting rights of our Series B preferred shares limits the ability of our common shareholders to control or influence corporate matters, and the interests of the holder of such shares could conflict with the interests of our other shareholders.

While our common shares have one vote per share, each of our 30,000 Series B preferred shares presently outstanding has 25,000 votes per share; however, the voting power of the Series B preferred shares is limited such that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.99% of the total number of votes eligible to be cast on such matter. The Series B preferred shares, however, have no dividend rights or distribution rights, other than the right upon dissolution to receive a priority payment equal to the par value per of $0.001 per share.

As of the date of this report on Form 6-K and until such time that we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, can therefore control 49.99% of the voting power of our outstanding capital stock. Until such time that we issue a significant number of securities, Goldenmare Limited will have substantial control and influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and significant corporate transactions, even though Goldenmare Limited owns significantly less than 50% of the Company economically.

The superior voting rights of our Series B preferred shares limit our common shareholders’ ability to influence corporate matters. The interests of the holder of the Series B preferred shares may conflict with the interests of our common shareholders, and as a result, we may take actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares.

Provisions of our articles of incorporation and bylaws may have anti-takeover effects, which could depress the trading price of our common shares.

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and the removal of incumbent officers and directors, which could affect the desirability of our shares and, consequently, our share price.

Multi Class Stock. Our multi-class stock structure, which consists of common shares, Class B common shares, and preferred shares, can provide holders of our Class B common shares or preferred shares a significant degree of control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, because our different classes of shares can have different numbers of votes.

For instance, while our common shares have one vote on matters before the shareholders, each of our 30,000 outstanding Series B preferred shares has 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.99% of the total number of votes eligible to be cast on such matter. No Class B common shares are presently outstanding, but if and when we issue any, each Class B common share will have 20 votes on matters before the shareholders.

At present, and until a substantial number of additional securities are issued, our holder of Series B preferred shares exerts substantial control of the Company’s votes and is able to exert substantial control over our management and all matters requiring shareholder approval, including electing directors and significant corporate transactions, such as a merger. Such holder’s interest could differ from yours.

Blank Check Preferred Shares. Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million shares of “blank check” preferred shares, almost all of which currently remain available for issuance. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares, in addition to preferred shares that are already outstanding. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and may harm the market price of our common shares.

Classified Board of Directors. Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Election of Directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties, other than the chairman of the board of directors, board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, to provide advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders, other than shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Safe Harbor Statement

This communication contains “forward-looking statements” as defined under U.S. federal securities laws. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts or that are not present facts or conditions. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons specifically as described in the Company’s filings with the Securities and Exchange Commission. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this communication. Globus undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this communication or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Globus describes in the reports it will file from time to time with the Securities and Exchange Commission after the date of this communication.

EXHIBIT INDEX

99.1	Stock Purchase Agreement dated July 27,2020, made between Globus Maritime Limited and Goldenmare Limited

99.2	Amended and Restated Statement of Designation of Series B Preferred Shares dated July 27, 2020

THIS REPORT ON FORM 6-K IS HEREBY INCORPORATED BY REFERENCE INTO THE COMPANY’S REGISTRATION STATEMENTS: (A)  ON FORM F-3 (FILE NO. 333-222580) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 2018 AND DECLARED EFFECTIVE FEBRUARY 8, 2018; AND (B) ON FORM F-3 (FILE NO. 333-230841) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2019 AND DECLARED EFFECTIVE APRIL 19, 2019, AND (C) ON FORM F-3 (FILE NO. 333-240042), FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 27, 2020

GLOBUS MARITIME LIMITED

By:	/s/ Athanasios Feidakis
Name:	Athanasios Feidakis
Title:	President, Chief Executive Officer and Chief Financial Officer

Exhibit 99.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as July 27, 2020 and is made and entered into between Goldenmare Limited, a Marshall Islands corporation (“Buyer”), and Globus Maritime Limited (the “Company”) with respect to the following facts:

A.	Buyer is an entity affiliated with the Chief Executive Officer of the Company.

B.	The Company desires to issue and sell to Buyer, and Buyer desires to purchase from the Company, 25,000 Series B preferred shares, par value $0.001 per share, upon the terms and conditions set forth in this Agreement.

Accordingly, for and in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Company, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1       Sale and Purchase of Shares.   On and subject to the terms and conditions of this Agreement, effective as of the Closing Date, Buyer shall purchase from the Company, and the Company shall issue to Buyer, 25,000 Series B preferred shares, par value $0.001 per share (the “Shares”), of the Company registered for the consideration specified in Section 1.2 and upon the terms and conditions set forth in this Agreement.

Section 1.2      Purchase Price.  The purchase price for the Shares (the “Purchase Price”) is $150,000. The entire Purchase Price shall be paid by way of cancellation of an amount equal to the Purchase Price that is already owed by the Company to Buyer.  The Company and Buyer each hereby agree that, effective upon issuance of the Shares to Buyer, the Purchase Price is deemed paid, and the amount that the Company owes to Buyer for previous consultancy services already rendered by Buyer, shall be reduced, on a dollar for dollar basis, in an amount equal to the Purchase Price.

Section 1.3      Closing Date; Deliveries.  The closing shall occur on the date hereof, or such other date as the parties hereto may agree to (the “Closing Date”).  On the Closing Date, the Company shall deliver to Buyer a share certificate (or evidence of shares issued in uncertificated form) representing the Shares issued in the name of Buyer.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

To induce Buyer to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants to Buyer, and covenants with Buyer, as follows:

Section 2.1        Authority and Capacity.  The Company has all requisite power, authority and capacity to enter into this Agreement.

Section 2.2       Binding Agreement.  This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the Company’s valid and binding agreement, enforceable against the Company in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 2.3       Valid Issuance. Each of the Shares to be issued and sold pursuant to this Agreement have been duly authorized in accordance with the articles of incorporation of the Company and, when issued and delivered after full payment therefor has been received, will be validly issued, fully paid and non-assessable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce the Company to enter into and perform their obligations under this Agreement, Buyer represents and warrants to the Company as follows:

Section 3.1       Authority and Capacity.  Buyer has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which Buyer is a party or by which Buyer is bound.

Section 3.2       Binding Agreement.  This Agreement has been duly authorized and validly executed and delivered by Buyer and constitutes Buyer’s valid and binding agreement, enforceable against Buyer in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.3       Disclosure.    As an affiliate of the Chief Executive Officer of the Company, Buyer is familiar with the reports and documents filed by the Company with the Securities and Exchange Commission (the “Commission”) since January 1, 2017.

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Section 3.4       Investment Representations.  Buyer is acquiring the Shares for Buyer’s own account and is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer is (a) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act, (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, (c) was advised by the Company to obtain United States counsel, either obtained United States counsel or had a full and fair opportunity and the means to obtain United States counsel, (d) is able to bear the economic risk of such investment and is able to afford a complete loss of such investment and (e) it was provided access to all information regarding the Company and its business as Buyer desired, and was offered the opportunity to ask questions of management of the Company and to receive any documents and information on the Company. Buyer has no present intention of selling or granting any participation in or otherwise distributing the Shares. Buyer was not formed for the purpose of acquiring the Shares. If Buyer should in the future decide to dispose of any of the Shares, Buyer understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state or other securities laws, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect may be in effect with respect to the Shares. Buyer further understands and agrees that there is no public trading market for the Shares, that none is expected to develop, and that the Shares must be held indefinitely unless and until they are registered under the Securities Act or an exemption from registration is available.

Section 3.5       Restricted Securities.  Buyer understands that the Shares may be characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold (i) without registration under the Securities Act only in certain limited circumstances or (ii) if such resale is registered under the Securities Act. Buyer (i) acknowledges that after the Closing Date and/or after issuance of the Shares, Buyer may be deemed an “affiliate” of the Company under the Securities Act, (ii) acknowledges understanding the additional restrictions under the Securities Act applicable to affiliates of the Company, and (iii) either (a) confirms having discussed such restrictions with United States securities counsel or (b) acknowledges that it both the means and a full and fair opportunity to obtain United States securities counsel and discuss such restrictions prior to entering into this Agreement. Buyer understands that any certificates or statements evidencing any Shares may bear a legend relating to the Securities Act.

ARTICLE IV

MISCELLANEOUS

Section 4.1       Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 4.2       Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of New York without reference to, and regardless of, any applicable choice or conflicts of laws principles.

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Section 4.3       Counterparts.  This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed electronically or by PDF.

Section 4.4       Further Assurances.  Each of the parties hereto shall from time to time at the request of any other party hereto, and without further consideration, execute and deliver to such other party such further documents, agreements and certificates and take such other action as such other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

GLOBUS MARITIME LIMITED

By:	/s/ Olga Lambrianidou
Name:	Olga Lambrianidou
Title:	Corporate Secretary

GOLDENMARE LIMITED

By:	/s/ Athanasios Feidakis
Name:	Athanasios Feidakis
Title:	President

Exhibit 99.2

AMENDED AND RESTATED STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES

 AND PRIVILEGES OF SERIES B PREFERRED STOCK OF

GLOBUS MARITIME LIMITED

(Pursuant to Section 35 of the Business Corporations Act of the Republic of the Marshall Islands)

The undersigned, Ms. Olga Lambrianidou, does hereby certify:

1. That she is the duly elected and acting Secretary of Globus Maritime Limited, a Marshall Islands corporation (the “Corporation”).

2. The Articles of Incorporation of the Corporation confer upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon.

3. That pursuant to the authority conferred by the Corporation’s Articles of Incorporation, the Corporation’s Board of Directors on July 15, 2020 adopted the following resolution amending and restating the relative rights, preferences and privileges of the Series B Preferred Shares (the “Series B Preferred Shares”).

WHEREAS, the Corporation’s Board of Directors on May 22, 2020 adopted a resolution establishing a series of preferred stock of the Corporation, par value $0.001 per share, and designating and prescribing the relative rights, preferences and privileges of such series;

RESOLVED, pursuant to the authority vested in the Board of Directors by the Corporation’s Articles of Incorporation, the Board of Directors does hereby amend and restate the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, as follows:

Section 1.                      Designation and Amount. The Corporation, out of its authorized, unissued and undesignated shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), hereby designates Series B Preferred Shares, referred to herein as “Series B Preferred Shares.” The Series B Preferred Shares shall have a par value of $0.001 per share, and the number of shares constituting such series shall initially be 30,000, which number the Board may increase or decrease (but not below the number of shares then outstanding) from time to time.

Section 2.                      Proportional Adjustment. In the event the Corporation shall at any time after the issuance of any Series B Preferred Share (i) declare any dividend on the common stock of the Corporation par value $0.004 per share (the “Common Shares”), payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, there shall be a proportional adjustment to the number of outstanding Series B Preferred Shares. Neither the Common Shares nor the Class B Shares may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for the Series B Preferred Shares.

Section 3.                       Dividends and Distributions. Subject to Section 6, the Series B Preferred Shares shall not have dividend or distribution rights.

Section 4.                       Voting Rights.  The holders of Series B Preferred Shares shall have the following voting rights:

(a) Each Series B Preferred Share shall entitle the holder thereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Corporation, provided however, that notwithstanding any other provision of this Statement of Designation, no holder of Series B Preferred Shares may exercise voting rights pursuant to any Series B Preferred Shares that would result in the total number of votes a holder is entitled to vote (including any voting power of such holder derived from Series B Preferred Shares, Common Shares, Class B Shares or any other voting security of the Corporation that may be issued in the future) on any matter submitted to a vote of shareholders of the Corporation to exceed 49.99% of the total number of votes eligible to be cast on such matter.  For purposes of this Section 4(a), a holder of Series B Preferred Shares shall include each “beneficial owner” of such Series B Preferred Share, as determined in accordance with Section 13d-3 of the Securities Exchange Act of 1934, as amended, together with any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such beneficial owner.

(b) Except as otherwise provided herein or by law, the holders of Series B Preferred Shares and the holders of Common Shares (and Class B Shares, to the extent required by the Articles) shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c) Subject to Section 4(b), except as required by law, holders of Series B Preferred Shares shall have no special voting rights and their separate consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares and Class B Shares as set forth herein) for taking any corporate action.

Section 5.                      Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors of the Corporation, subject to the conditions and restrictions on issuance set forth herein and in the Articles of Incorporation of the Corporation, as then amended.

Section 6.                       Liquidation, Dissolution or Winding Up; Ranking. (a) Series B Preferred Shares shall be preferred as to assets over Junior Stock, Common Shares and Class B Shares so that, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Shares shall be entitled, in conjunction with the holders of Parity Stock, to have set apart for them or to be paid out of assets of the Corporation, after provision for the holders of Senior Stock (except for the holders of Common Shares and Class B Shares) but before any distribution is made to or set apart for the holders of Junior Stock, Common Shares or Class B Shares, in relation to each Series B Preferred Share held by a holder, an amount in cash equal to, but in no event more than, a sum in cash equal to the par value of such Series B Preferred Share. Following payment to the holders of the Series B Preferred Shares of the full preferential amounts described in this Section 6, the holders of the Series B Preferred Shares shall have no further right to participate in any assets of the Corporation available for distribution.

(b) If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of its capital stock remaining after provision for the holders of Senior Stock (except for the holders of Common Shares and Class B Shares) shall be insufficient to permit the distribution in full of the amounts receivable by the holders of Parity Stock and Series B Preferred Shares pursuant to Paragraph (A) of this Section 6, then all such remaining assets of the Corporation shall be distributed ratably among the holders of Series B Preferred Shares and the holders of Parity Stock in proportion to the amounts which each would have been entitled to receive if such remaining assets were sufficient to permit distribution in full. Neither the consolidation nor merger of the Corporation nor the sale, lease or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

(c) The Series B Preferred Shares shall be deemed to rank:

(i)	senior to all Junior Stock, Common Shares and Class B Shares; and

(ii)	on parity with Parity Stock; and

(iii)	junior to all of the Corporation's indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation and to Senior Stock.

The Corporation may issue Common Shares, Class B Shares, Junior Stock, Parity Stock and Senior Stock from time to time in one or more series without the vote or consent of the any holder of the Series B Preferred Shares.

“Class B Shares” means shares of Class B common stock, par value $0.001 per share, of the Corporation, or any other shares of the capital stock of the Corporation into which such shares of Class B common stock shall be reclassified, changed or exchanged.

“Junior Stock” means (i) shares of Common Stock, (ii) Class B Shares and (iii) all those classes and series of Preferred Stock or special stock, by the terms of the Articles of Incorporation of the Corporation (as amended, the “Articles”) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be subordinate to Series B Preferred Shares with respect to the right of the holders thereof to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means the shares of all those classes and series of Preferred Stock or special stock, by the terms of the Articles or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be on a parity with Series B Preferred Shares with respect to the rights of the holders thereof to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means all those classes and series of Preferred Stock or special stock, by the terms of the Articles or of the instruction by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be senior to Series B Preferred Shares with respect to the right of the holders thereof to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding up of the Corporation.

Section 7.                      Consolidation, Merger, etc.  Subject to Section 9, upon any consummation of a binding share exchange or reclassification involving the Series B Preferred Shares, or of a merger or consolidation of the Corporation with another corporation or other entity, then either (x) the shares of Series B Preferred Shares shall remain outstanding or, (y) in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, then the Series B Preferred Shares shall be converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and in either case of (x) or (y) such shares remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series B Preferred Shares immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7, any increase in the authorized number of shares of Preferred Stock, including any increase in the authorized number of Series B Preferred Shares, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the holders of Series B Preferred Shares.

Section 8.                        No Redemption.  The Series B Preferred Shares shall not be redeemable.

Section 9.                      Amendment.  At any time when any Series B Preferred Shares are outstanding, none of this Statement of Designation, the Articles, or the Bylaws of the Corporation shall be amended (including by merger, consolidation or otherwise) in any manner which would materially or adversely alter, change or affect the powers, preferences or rights of the Series B Preferred Shares without the affirmative vote of the holders of a majority of the outstanding Series B Preferred Shares, voting separately as a class.

Section 10.                    Transferability. Notwithstanding anything to the contrary in this Statement of Designation, holders of Series B Preferred Shares shall not Transfer (as defined below) the Series B Preferred Shares to any person or entity. Any purported Transfer of the Series B Preferred Shares shall be null and void and shall have no force or effect. “Transfer” shall mean directly or indirectly (i) any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of Series B Preferred Shares or (ii) any change in the record or beneficial ownership of the Series B Preferred Shares after the date of their issuance, in each case that is not approved in advance by the Board of Directors; and provided, however, that notwithstanding anything to the contrary in this Statement of Designation under no circumstances may more than one person or entity, at any time, be a record holder of any Series B Preferred Shares, and all issued and outstanding Series B Preferred Shares must be held of record by one holder.

Section 11.                     Fractional Shares. Series B Preferred Stock may not be issued in fractional shares.

Section 12.                     Notices. Any notice to be delivered hereunder shall be delivered (via overnight courier, facsimile or email) to each holder at its last address as it shall appear upon the books and records of the Corporation.

Section 13.                     Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat each holder of any Series B Preferred Share as the true, lawful and absolute owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 14.                     No Other Rights. The Series B Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles or as provided by applicable law.

Section 15.                     No Impairment. The Corporation shall not, by amendment of this Statement of Designation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid or reduce the observance or performance of any of the terms to be observed or performed under this Statement of Designation by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Statement of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Shares against impairment.

Section 16.                     Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series B Preferred Share certificate (if any), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Series B Preferred Share certificate(s), if any, the Corporation shall execute and deliver new Series B Preferred Share certificate(s) of like tenor and date.

Section 17.                     Maturity. The Series B Preferred Shares shall be perpetual, unless purchased or otherwise acquired by the Corporation.

Section 18.                     No Preemptive Rights. No holders of Series B Preferred Shares will, as holders of Series B Preferred Shares, have any preemptive rights to purchase or subscribe for Common Shares, Class B Shares, Series B Preferred Shares, or any other security of the Corporation.

Section 19.                     Severability; Headings. If any provision of this Statement of Designation is invalid, illegal or unenforceable, the balance of this Statement of Designation shall remain in effect, and if any provision is inapplicable to any person, entity or circumstance, it shall nevertheless remain applicable to all other persons, entities and circumstances.  Headings in this Statement of Designation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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IN WITNESS WHEREOF, this Statement of Designations is executed on behalf of the Corporation by its Secretary on this 27th day of July 2020.

By:	/s/ Olga Lambrianidou
Name:	Olga Lambrianidou
Title:	Secretary

Signature Page to Amended and Restated Statement of Designation – Series B Preferred